Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-145473 on Form S-8 of our report dated May 30, 2007, relating to the consolidated financial statements and financial statement schedules of Financial Industries Corporation appearing in this Annual Report on Form 10-K of Financial Industries Corporation for the year ended December 31, 2007.

DELOITTE & TOUCHE LLP

Dallas, Texas
March 17, 2008